UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kunkel, David N.
   c/o PSINet Inc.
   510 Huntmar Park Drive
   Herndon, VA  20170
   USA
2. Issuer Name and Ticker or Trading Symbol
   PSINet Inc.
   PSIX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President & General Counsel
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock $.01 par value|12/17/|G*  |V|3,000             |D  |           |27,571             |I     |**                         |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock $.01 par value|      |    | |                  |   |           |1,000              |D***  |                           |
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Common Stock $.01 par value|      |    | |                  |   |           |1,529              |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*Represents gifts made to an aggregate of six persons as of the transaction date specified, including equal gifts of 1,000 shares each to a) the Reporting Person's Son and Daughter-in-Law, as joint tenants with rights of survivorship, b) the Reporting Person's Daughter and Son-in-Law, as joint tenants with rights of survivorship and c) Reporting Person's Father-in-Law and Mother-in-Law, as joint tenants with rights of survivorship.
**The Reporting Person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such shares for purposes of Section 16 or for any other purpose.
***These shares are held by the Reporting Person and his spouse as joint tenants with rights of survivorship.
SIGNATURE OF REPORTING PERSON
David N. Kunkel
DATE
December 17, 1998